Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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CREDIT ACCEPTANCE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Credit Acceptance Corporation
25505 West Twelve Mile Road
Southfield, Michigan 48034-8339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held June 10, 2026
_______________

NOTICE IS HEREBY GIVEN that the 2026 annual meeting of shareholders of Credit Acceptance Corporation, a Michigan corporation, will be held at its principal executive offices, 25505 West Twelve Mile Road, Southfield, Michigan 48034, on Wednesday, June 10, 2026, at 8:00 a.m., Eastern time, for the following purposes:

(a)election of six directors named in Credit Acceptance Corporation’s 2026 proxy statement, each to serve until the 2027 annual meeting of shareholders and until his or her successor has been elected and qualified;

(b)advisory vote to approve named executive officer compensation;

(c)ratification of the selection of Grant Thornton LLP as Credit Acceptance Corporation’s independent registered public accounting firm for 2026; and

(d)transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record on April 14, 2026 will be entitled to notice of and to vote at the meeting. You are invited to attend the meeting. Whether or not you plan to attend in person, please cast your vote. On April 28, 2026, Credit Acceptance Corporation mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2026 proxy statement and 2025 annual report and vote by proxy online via the Internet. You may also request a paper copy of our 2026 proxy statement and a proxy card to submit your proxy vote by mail, if you prefer. We encourage you to vote by proxy via the Internet. It is convenient and saves us significant postage and processing costs. The proxy is revocable and will not affect your right to vote in person if you are a shareholder of record and attend the meeting.

By Order of the Board of Directors,
Erin J. Kerber
Secretary

Southfield, Michigan
April 28, 2026

Credit Acceptance Corporation

PROXY STATEMENT

Annual Meeting of Shareholders to Be Held June 10, 2026

This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Credit Acceptance Corporation, a Michigan corporation (the “Company”, “Credit Acceptance”, “we”, “our”, or “us”), to be used at the Annual Meeting of Shareholders of Credit Acceptance to be held at our principal executive offices, 25505 West Twelve Mile Road, Southfield, Michigan 48034, on Wednesday, June 10, 2026, at 8:00 a.m., Eastern time, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement (the “Annual Meeting”). This Proxy Statement and the enclosed form of proxy were first sent or given to security holders on or about April 28, 2026.

Only shareholders of record at the close of business on April 14, 2026 (the “Record Date”) will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. Each holder of shares of our common stock (“Common Stock”) on the Record Date is entitled to one vote per share at the Annual Meeting. As of the Record Date, there were 10,423,177 shares of Common Stock issued and outstanding. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock as of the Record Date is necessary to constitute a quorum at the Annual Meeting.

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

A proxy may be revoked at any time before it is exercised by giving a written notice to our Secretary bearing a later date than the proxy, by submitting a later-dated proxy or, if you are a shareholder of record or hold legal authority from a shareholder of record, by voting the shares represented by the proxy in person at the Annual Meeting. The shares represented by each duly executed, timely delivered proxy that is not revoked will be voted in accordance with the specifications made. If no specifications are made on a duly executed, timely delivered proxy, such shares will be voted FOR the election of directors named in this Proxy Statement, FOR the advisory proposal to approve our named executive officer compensation, and FOR ratification of the selection of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for 2026. The Board does not intend to present any other matters at the Annual Meeting. However, should any other matters properly come before the Annual Meeting, it is the intention of the proxy holders to vote the proxy in accordance with their best judgment to the extent permitted by law.

Directors are elected by a plurality of the votes cast at the Annual Meeting. The advisory proposal to approve our named executive officer compensation requires the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereon. The ratification of the selection of Grant Thornton as our independent registered public accounting firm for 2026 requires the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereon.

If you own shares through a bank or broker in street name, you may instruct your bank or broker how to vote your shares. If you do not instruct your bank or broker how to vote such shares, your bank or broker can vote your shares only on the routine matter of ratification of Grant Thornton as our independent registered public accounting firm for 2026. Without your instructions, your bank or broker is not permitted to vote your shares on any other proposal, resulting in a “broker non-vote” with respect to any such proposal.

If you withhold your vote on the election of directors or abstain from voting on any or all of the other proposals, your shares will be included in the number of shares present and entitled to vote at the meeting and counted for purposes of determining a quorum. Withheld votes and broker non-votes will be excluded entirely from the vote on the election of directors and will therefore have no effect on the election. Abstentions and broker non-votes are not counted as votes cast on the advisory proposal to approve named executive officer compensation and will therefore have no effect on the outcome of such matter. Abstentions are not counted as votes cast on the ratification of the selection of Grant Thornton as our independent registered public accounting firm for 2026 and will therefore have no effect on such matter.

The expenses of soliciting proxies will be paid by Credit Acceptance. In addition to solicitation by mail, our officers and employees, who will receive no extra compensation therefor, may solicit proxies personally, by telephone, by facsimile transmission or via the Internet. We will reimburse brokerage houses, custodians, nominees and fiduciaries for their expense in mailing proxy materials to shareholders.

COMMON STOCK OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 14, 2026 concerning beneficial ownership of Common Stock by all directors and nominees, by each of the individuals named in the Summary Compensation Table, by all directors and executive officers as a group, and by each other person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. The number of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, a person’s beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares that such person has the right to acquire on April 14, 2026 or within 60 days thereafter through the exercise of any stock option or other right. Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table.

Name	Number of Shares Beneficially Owned		Percent of Outstanding Shares (a)
Kenneth S. Booth	155,000.0		1.5%
Glenda J. Flanagan	17,067.0	(b)	*
Vinayak R. Hegde	10,168.0		*
Sean E. Quinn	508.0		*
Thomas N. Tryforos	213,413.0	(c)	2.0%
Scott J. Vassalluzzo	67,450.0	(d) (e)	*
Douglas W. Busk	22,112.0	(f)	*
Jay D. Martin	23,725.1		*
Ravi Mohan	15,859.6		*
Arthur L. Smith	35,363.4	(g)	*
Daniel A. Ulatowski	23,239.0	(h)	*
All Directors and Executive Officers as a Group (14 persons)	633,590.2		6.1%
Allan V. Apple	2,237,244.0	(i) (j)	21.5%
Prescott General Partners LLC et al.	2,207,996.0	(e)	21.2%
Jill Foss Watson	1,687,025.0	(k)	16.2%
John P. Neary	852,797.0	(j) (l)	8.2%

* Less than 1%.

(a)The percentages have been calculated in accordance with SEC regulations based on 10,423,177 shares of Common Stock issued and outstanding as of April 14, 2026, plus shares of Common Stock that may be acquired pursuant to exercisable options or other rights within 60 days of April 14, 2026.

(b)    Includes 8,000 shares owned by GCM GP, LP, a limited partnership of which GCM GP, LLC is the sole general partner. Ms. Flanagan is a member-manager of GCM GP, LLC and shares voting and dispositive power over these shares.

(c)    Includes 212,846 shares owned by Elias Charles & Co LLC, of which Mr. Tryforos is the managing member. Does not include 100,319 shares of Common Stock owned by a limited liability company referred to herein as LLC A and 87,470 shares of Common Stock owned by a limited liability company referred to herein as LLC B. Each of LLC A and LLC B is wholly owned by a charitable remainder trust of which Mr. Tryforos is the sole trustee and is managed by a person (other than Mr. Tryforos) who has voting and dispositive power over the shares.

(d)    Based on information obtained directly from Mr. Vassalluzzo on January 8, 2026. Includes 2,758 shares owned by certain family members as to which shares Mr. Vassalluzzo has sole power to vote or direct the vote and to dispose or direct the disposition. Mr. Vassalluzzo is a managing member of Prescott General Partners LLC, whose beneficial ownership of Common Stock is described in (e) below.

(e)    Based on a jointly filed Schedule 13D, as amended (most recently by an amendment filed with the SEC on July 7, 2025), of Prescott General Partners LLC, Prescott Associates L.P., Prescott Investors Profit Sharing Trust, Thomas W. Smith, and Mr. Vassalluzzo (the “Prescott Schedule 13D”) and information obtained directly from Mr. Vassalluzzo on January 8, 2026. The Prescott Schedule 13D reports that Prescott General Partners LLC, a Delaware limited liability company, is the general partner of Prescott Associates L.P. and that Messrs. Smith and Vassalluzzo are managing members of Prescott General Partners LLC. Based on the Prescott Schedule 13D and information obtained directly from Mr. Vassalluzzo on January 8, 2026, Prescott Associates L.P. has shared power to vote or direct the vote and to dispose or direct the disposition of 911,132 shares, Prescott General Partners LLC may be deemed to share the power to vote or direct the vote and to dispose or direct the disposition of 1,436,951 shares (including the 911,132 shares as to which Prescott Associates L.P. has shared power to vote or direct the vote and to dispose or direct the disposition), Mr. Smith has shared power to vote or direct the vote and to dispose or direct the disposition of 74,450 shares and sole power to vote or direct the vote and to dispose or direct the disposition of 587,845 shares, Prescott Investors Profit Sharing Trust has sole power to vote or direct the vote and to dispose or direct the disposition of 41,437 shares, and Mr. Vassalluzzo has sole power to vote or direct the vote and to dispose or direct the disposition of 67,313 shares (which shares are also disclosed as beneficially owned by Mr. Vassalluzzo, as described in (d) above). Based on the Prescott Schedule 13D and information obtained directly from Mr. Vassalluzzo, the address of Prescott General Partners LLC, Prescott Associates L.P., Mr. Smith, and Mr. Vassalluzzo is 2200 Butts Road, Suite 320, Boca Raton, FL 33431.

(f)    Based on information obtained directly from Mr. Busk on April 10, 2026.

(g)    Based on information obtained directly from Mr. Smith on April 10, 2026.

(h)    Based on information obtained directly from Mr. Ulatowski on April 10, 2026.

(i)    Based on a Schedule 13G filed with the SEC on August 14, 2025 by Mr. Neary (the “Neary Schedule 13G”) as a trustee of the Marital Trust U/A Donald A. Foss Trust January 16, 1981 and a Schedule 13D, as amended (most recently by an amendment filed with the SEC on December 6, 2024), of Mr. Apple (the “Apple Schedule 13D”), we believe shares beneficially owned by Mr. Apple consist of the following:

Sole Voting and Dispositive Power		Shared Voting and Sole Dispositive Power		Shared Voting and Shared Dispositive Power		Total
94,805	(i)	1,289,642	(ii)	852,797	(iii)	2,237,244

(i)    8,826 shares held by The Donald A. Foss 2010 Remainder Trust #2, of which Mr. Apple is the trustee; and 85,979 shares held by The Donald A. Foss 2011 Remainder Trust FBO Robert S. Foss and Descendants, of which Mr. Apple is the trustee.

(ii)    796,323 shares (representing approximately 7.6% of the shares of Common Stock issued and outstanding as of April 14, 2026) held by The Donald A. Foss 2009 Remainder Trust, of which Mr. Apple is a trustee; and 493,319 shares held by The Donald A. Foss 2010 Remainder Trust, of which Mr. Apple is a trustee. These shares are also disclosed as beneficially owned by Mrs. Foss Watson, as described in (k) below.

(iii) 852,797 shares held by the Marital Trust U/A Donald A. Foss Trust January 16, 1981, of which Mr. Apple is a trustee. These shares are also disclosed as beneficially owned by Mr. Neary, as described in (l) below.

Based on the Apple Schedule 13D, Mr. Apple’s address is 101 W 14 Mile Road, Madison Heights, MI 48071.

(j)    The shares of Common Stock in the Marital Trust U/A Donald A. Foss Trust January 16, 1981 are subject to a shareholder agreement, entered into by our late founder, Donald Foss, on January 3, 2017. Under the terms of that agreement, which continue to be applicable to the trustees of the trust following Mr. Foss’s death on August 14, 2022, until the final adjournment of the Annual Meeting, the shares in the trust are to be voted in accordance with the recommendation of the Board with respect to election and removal of directors, certain routine matters, and any other proposal to be submitted to the Company’s shareholders with respect to any extraordinary transaction providing for the acquisition of all of the outstanding Common Stock.

(k)    Based on a Schedule 13D, as amended (most recently by an amendment filed with the SEC on March 25, 2024), of Mrs. Foss Watson (the “Foss Watson Schedule 13D”), the Apple Schedule 13D, and Forms 4 filed with the SEC by Mrs. Foss Watson on July 7, 2025 and December 18, 2025, we believe shares beneficially owned by Mrs. Foss Watson consist of the following:

Sole Voting and Dispositive Power		Shared Voting and No Dispositive Power		Total
397,383	(i)	1,289,642	(ii)	1,687,025
(i)    268,985 shares owned of record by Mrs. Foss Watson as trustee of various trusts and 128,398 shares owned of record by Todd Watson, spouse of Mrs. Foss Watson, as trustee of various trusts.

(ii)    796,323 shares (representing approximately 7.6% of the shares of Common Stock issued and outstanding as of April 14, 2026) held by The Donald A. Foss 2009 Remainder Trust, of which Mrs. Foss Watson is a trustee; and 493,319 shares held by The Donald A. Foss 2010 Remainder Trust, of which Mrs. Foss Watson is a trustee. These shares are also disclosed as beneficially owned by Mr. Apple, as described in (i) above.

Based on the Foss Watson Schedule 13D, Mrs. Foss Watson’s address is 26055 Northpointe, Farmington Hills, MI 48331.

(l)    Based on the Neary Schedule 13G, Mr. Neary has shared power to vote or direct the vote and shared power to dispose or direct the disposition of these shares. These shares are also disclosed as beneficially owned by Mr. Apple, as described in (i) above. Based on the Neary Schedule 13G, Mr. Neary’s address is 101 W 14 Mile Road, Madison Heights, MI 48071.

PROPOSAL #1 - ELECTION OF DIRECTORS

Description of Nominees

Six directors, constituting the entire Board, are to be elected at the Annual Meeting. Each director holds office until the next annual meeting of shareholders and until his or her successor has been elected and qualified. The nominees named below have been selected by the Board. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Board may select. Each of the nominees is currently a director of Credit Acceptance.

The following sets forth information as to each nominee for election at the Annual Meeting, including their age, present principal occupation, other business experience during the last five years, directorships in other publicly-held companies, membership on committees of the Board and period of service as a director of Credit Acceptance. The Board recommends a vote FOR each of the nominees for election. Executed proxies will be voted FOR the election of director nominees unless shareholders specify otherwise in their proxies.

Kenneth S. Booth; age 58; Former Chief Executive Officer and President, Credit Acceptance

Mr. Booth served as our Chief Executive Officer and President and as a member of the Board from May 2021 until November 13, 2025. Between November 13, 2025 and January 31, 2026, he continued to serve as a director and was employed by us as an Executive Board Member. Mr. Booth’s employment with the Company ceased at the close of business on January 31, 2026, but he continues to serve as a member of the Board. Prior to becoming Chief Executive Officer and President and a director in May 2021, Mr. Booth was Chief Financial Officer, in which capacity he was responsible for Finance and Human Resources. Mr. Booth joined Credit Acceptance as Director of Internal Audit in January 2004, was named Chief Accounting Officer in May 2004, and became Chief Financial Officer in December 2004. From August 1991 until joining the Company, he worked in public accounting, most recently as a senior manager at PricewaterhouseCoopers LLP.

Glenda J. Flanagan; age 72; Executive Vice President and Chief Financial Officer, Healthy America, LLC

Ms. Flanagan has served as the Executive Vice President and Chief Financial Officer and a member of the board of directors of Healthy America, LLC since March 2022. Healthy America is a privately held company based in Austin, Texas, specializing in launching a national network of wellness centers to promote overall health and well-being. From May 2017 through February 2022, Ms. Flanagan was the Executive Vice President and Senior Advisor of Whole Foods Market, Inc., the largest natural and organic foods supermarket retailer in the United States. Ms. Flanagan joined Whole Foods Market as Chief Financial Officer in 1988, prior to which she held positions in public accounting, retail and business consulting. Ms. Flanagan became a director of Credit Acceptance in March 2004. She is also a director of Vital Farms, Inc. Ms. Flanagan is a member of the Company’s Executive Compensation Committee (the “Compensation Committee”), Audit Committee, and Nominating Committee.

Vinayak R. Hegde; age 56; Chief Executive Officer and President, Credit Acceptance

Mr. Hegde became our Chief Executive Officer and President on November 13, 2025, and he has been a member of the Board since May 2021. As our Chief Executive Officer, Mr. Hegde is responsible for the leadership and growth of the Company. Prior to becoming our Chief Executive Officer and President, Mr. Hegde served as the Consumer Chief Marketing Officer of T-Mobile US, Inc., a telecommunications company, from January 2023 to November 2025. Mr. Hegde served as President of Wheels Up Experience, Inc., a leading private aviation platform, from October 2021 to November 2022, after serving as its Chief Marketplace Officer and that of its predecessor, Wheels Up Partners Holdings LLC, from May 2021 to October 2021. Earlier in his career, Mr. Hegde served as Vice President of Growth and Chief Marketing Officer of Airbnb Homes at Airbnb, Inc., and as Senior Vice President and Global Chief Marketing Officer at Groupon, Inc, and spent over 12 years at Amazon, contributing significantly to the company’s growth in e-commerce and the Prime ecosystem.

Sean E. Quinn; age 46; Executive Vice President and Chief Financial Officer, Cimpress plc

Mr. Quinn has served as the Chief Financial Officer of Cimpress plc since October 2015. Cimpress is a strategically focused collection of businesses, including VistaPrint, that specialize in mass customization of printing and related products, via which they deliver large volumes of individually small-sized customized orders. In his current role, Mr. Quinn has responsibility for Cimpress’ finance functions, including investor relations, financial planning and analysis, tax, treasury, accounting and control, and internal audit. He also oversees the legal, communications, procurement, and human resources functions. Prior to being named Chief Financial Officer of Cimpress, Mr. Quinn served in steadily ascending roles at Cimpress, and he has been instrumental in scaling the company’s financial infrastructure and capital structure to support growth, significant investment decisions, and acquisition activity. From 2001 until joining Cimpress in 2009, he was a certified public accountant with KPMG LLP. Mr. Quinn became a director of Credit Acceptance in October 2023. Mr. Quinn is a member of the Company’s Compensation Committee and Audit Committee.

Thomas N. Tryforos; age 66; Private Investor

Mr. Tryforos is presently a private investor. Mr. Tryforos became a director of Credit Acceptance in July 1999 and was named Lead Director in January 2017 and Chair of the Board in March 2022. He is also a director of Copart, Inc. Mr. Tryforos is a member of the Company’s Compensation Committee, Audit Committee, and Nominating Committee.

Scott J. Vassalluzzo; age 54; Managing Member, Prescott General Partners LLC

Mr. Vassalluzzo is a Managing Member of Prescott General Partners LLC, an investment advisory firm. Mr. Vassalluzzo joined Prescott Investors in 1998 as an equity analyst and became a General Partner in 2000. Prior to 1998, Mr. Vassalluzzo worked in public accounting at Coopers & Lybrand (now PricewaterhouseCoopers LLP) and received a certified public accountant certification. Mr. Vassalluzzo became a director of Credit Acceptance in March 2007. He is also a director of World Acceptance Corporation and Cimpress plc. Mr. Vassalluzzo is a member of the Company’s Compensation Committee, Audit Committee, and Nominating Committee.

Executive Officers

Set forth below is information regarding the executive officers of the Company other than Messrs. Booth and Hegde. All of our executive officers serve at the discretion of the Board.

Nicholas J. Elliott; age 48; Chief Transformation Officer

Mr. Elliott joined the Company in 2005 and has served in a number of roles, starting as a Staff Auditor in the Internal Audit department and progressing to Manager of Information Security in 2010 before being promoted to Director of Internal Audit in 2012. He became Vice President of Internal Audit and Project Management Office in 2015, was promoted to Senior Vice President of Internal Audit and Quality Audit in 2018, and became Senior Vice President of Strategic Alignment in January 2023. Mr. Elliott assumed the role of Chief Alignment Officer in August 2023 and transitioned to the role of Chief Transformation Officer in January 2026.

Erin J. Kerber; age 46; Chief Legal Officer, Chief Compliance Officer and Secretary

Ms. Kerber joined the Company in 2010 as a Litigation Manager and was promoted to Director of Regulatory Compliance in 2012. She was named Vice President – Regulatory Compliance in 2014, became Senior Vice President, Assistant General Counsel – Regulatory Compliance in 2018, and assumed her present position in July 2021. From 2003 until joining the Company, Ms. Kerber was an attorney with the law firm Dickinson Wright PLLC.

Jonathan L. Lum; age 49; Chief Operating Officer

Mr. Lum joined the Company in 2002 and has served in a number of roles, starting in the finance department and advancing to Accounting Manager before being promoted to Director – Projects and Support in 2007 and Director – Policy Compliance in 2008. Mr. Lum was promoted to Vice President – Internal Audit and Compliance in 2009. In 2011, Mr. Lum became Senior Vice President – Dealer Service Center, and he assumed the role of Chief Operating Officer in May 2019.

Jay D. Martin; age 52; Chief Financial Officer

Mr. Martin joined the Company as Manager of SEC Reporting in September 2003. He was promoted to Director of Accounting in 2005, Vice President – Accounting & Financial Reporting in 2009, Senior Vice President – Accounting & Financial Reporting in 2012, and Senior Vice President – Finance & Accounting in 2021. Mr. Martin assumed the role of Chief Financial Officer in January 2024. Prior to joining the Company, Mr. Martin was an audit manager at the public accounting firm Crowe LLP.

Ravi Mohan, age 53; Chief Technology Officer

Mr. Ravi Mohan Valiyaveettil (known personally and professionally as Ravi Mohan) joined Credit Acceptance in October 2022 as Chief Technology Officer. From October 2021 to June 2022, Mr. Mohan served as Senior Vice President of Engineering and Chief Information Officer at Datto, Inc., a provider of security and cloud-based software solutions for managed service providers, where he was responsible for leading all Digital Experience, Technology, and Integration platforms. From December 2018 to October 2021, he served as Vice President, SaaS Cloud Engineering at Oracle Corporation, a provider of products and services that address enterprise information technology environments. From June 2015 until December 2018, Mr. Mohan served as the Head of Cloud Engineering Ops at Adobe Inc., a diversified software company.

Andrew K. Rostami; age 46; Chief Marketing and Product Officer

Mr. Rostami joined Credit Acceptance in April 2022 as Chief Marketing and Product Officer. From 2014 until joining the Company, he worked at Citizens Financial Group, Inc., a financial institution providing retail and commercial banking products and services, most recently as President, Citizens Pay, and EVP, Head of Unsecured Lending & Cards. Prior to Citizens, he served as Principal at Bain & Company where he led programs in areas including corporate strategy development, sales and growth acceleration, and customer experience design and implementation. Mr. Rostami began his career as a software engineer in the technology and financial services industries.

Wendy A. Rummler; age 49; Chief People Officer

Ms. Rummler joined Credit Acceptance from Arthur Andersen LLP as a Senior Financial Analyst in December 2001. She moved into Treasury in 2003 and was promoted to Assistant Treasurer in 2005, Director of Finance in 2008, Vice President of Finance in 2010, and Senior Vice President of Finance in 2013. While in Finance, she led a variety of finance and human resources teams. She was named Senior Vice President of Human Resources in May 2021 and Chief People Officer in September 2022.

Steffen Schumann; Age 49; Chief Business Officer

Mr. Schumann joined Credit Acceptance in February 2026 as Chief Business Officer. From May 2023 until joining the Company, he was a self-employed strategic advisor and consultant, advising executive leadership teams on growth strategy and competitive and organizational effectiveness. Prior to that, he spent more than two decades at T-Mobile US, Inc., a telecommunications company, and its parent company Deutsche Telekom. At T-Mobile, Mr. Schumann held roles of increasing scope and responsibility in marketing and finance, most recently as the Senior Vice President of Consumer Marketing from February 2020 to May 2023.

Leadership Structure of the Board

The Board is responsible for evaluating and determining our optimal leadership structure so as to provide independent oversight of management. Under the Company’s organizational documents and corporate governance principles, the Board has the authority to combine or separate the positions of Chair of the Board and Chief Executive Officer. The bylaws of Credit Acceptance provide that the Board may elect from its members a Chair of the Board. Our corporate governance principles provide that the Board shall nominate and appoint an independent director who has been designated as the Lead Director and that, if the Chair of the Board is an independent director, the Lead Director shall be the Chair of the Board. Mr. Tryforos serves as our Chair of the Board and Lead Director. The Lead Director acts as a liaison between the Chief Executive Officer and the Board and facilitates communication between meetings of the Board; leads the annual performance review of the Chief Executive Officer; leads the Board in an annual review of the performance and effectiveness of the Board and its committees; facilitates the Board’s input into the agenda for meetings of the Board and works with the Chief Executive Officer and the Secretary to set the agenda for each meeting of the Board; acts as chair of meetings of the Board; and acts as chair of the executive sessions of the independent directors. Mr. Hegde, our Chief Executive Officer and President, serves as a director due to his in-depth knowledge of the Company and his ability to provide strategic guidance to our business operations. The independent directors on the Board regularly meet separately. In the Board’s view, separating the positions of Chair of the Board and Chief Executive Officer and having an independent Lead Director promotes robust and objective oversight of management. The Board periodically reviews our leadership structure to determine if it is still appropriate in light of current corporate governance standards, market practices, our specific circumstances and needs, and any other relevant factors. The Board believes that the current leadership structure of the Board is the most appropriate for us and our shareholders at this time.

Risk Oversight of the Board

It is management’s responsibility to manage risk and bring to the Board’s attention our most material risks. The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to us. The Audit Committee regularly reviews our significant risks and exposures and assesses the steps management has taken to minimize such risks. The Board’s role in risk oversight is a contributing factor in our maintaining a leadership structure of the Board that includes an independent director serving as Chair of the Board and Lead Director.

Meetings and Committees of the Board

The Board held six meetings during 2025. Each of the directors who served during 2025 attended all meetings of the Board and committees of the Board on which he or she served during 2025 with the exception of Messrs. Tryforos and Vassalluzzo, who were each absent for one Audit Committee meeting, and Mr. Hegde, who ceased serving on any committees of the Board upon his appointment as Chief Executive Officer on October 25, 2025. All directors who were serving at the time of the 2025 annual meeting of shareholders attended the 2025 annual meeting of shareholders, either in person or by teleconference.

Standing committees of the Board include the Compensation Committee, the Audit Committee, established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the Nominating Committee. Ms. Flanagan and Messrs. Quinn, Tryforos, and Vassalluzzo are the members of the Compensation Committee. Ms. Flanagan and Messrs. Tryforos and Vassalluzzo are the members of the Nominating Committee. Ms. Flanagan and Messrs. Quinn, Tryforos, and Vassalluzzo are the members of the Audit Committee. Ms. Flanagan and Messrs. Quinn, Tryforos, and Vassalluzzo were determined to be “independent directors” as defined in Rule 5605(a)(2) of The Nasdaq Stock Market (“Nasdaq”).

The Board has adopted charters for each of the three standing committees. The charters are available on our website at ir.creditacceptance.com through the “Corporate Governance” link.

The Compensation Committee, chaired by Mr. Vassalluzzo, held four meetings in 2025. Each of Ms. Flanagan and Messrs. Quinn, Hegde (until October 25, 2025 upon his appointment as Chief Executive Officer), Tryforos, and Vassalluzzo served as a member of the Compensation Committee during 2025. The Compensation Committee’s principal responsibilities include: (a) reviewing and approving on an annual basis the compensation of our executive officers; (b) making recommendations to the Board regarding compensation of non-employee directors; and (c) reviewing and administering all benefit plans pursuant to which our securities (including stock option grants and restricted stock unit awards) are granted to our executive officers or directors. The Compensation Committee may form and delegate authority to subcommittees when appropriate, provided any action taken by a subcommittee is subsequently reported to the Compensation Committee and ratified. The Compensation Committee may also delegate to the Chief Executive Officer, the Chief People Officer, and the Chief Financial Officer the authority to grant options and make awards of shares under the Company’s stock plans under conditions established by the Compensation Committee. The Board has determined that each member of the Compensation Committee satisfies the requirements for compensation committee members contained in Nasdaq Rule 5605(d)(2)(A).

The Nominating Committee, chaired by Ms. Flanagan, held two meetings in 2025. The Nominating Committee’s principal responsibilities include: (a) establishing criteria for the selection of new Board members and conducting searches and interviews for individuals qualified to become Board members; (b) making recommendations to the Board regarding director nominees for the next annual meeting of shareholders from the pool of identified qualified individuals; and (c) recommending to the Board which directors should serve on the various committees of the Board. The Nominating Committee may use various methods to identify director candidates, including recommendations from existing Board members, management, shareholders, search firms, and other outside sources. The Nominating Committee believes that a mix of skills, experience, and perspectives is an important contributing factor to an effective Board decision-making process and that it is in the best interests of the Company and its shareholders to identify and select highly-qualified candidates to serve as directors and for the Board to consist of a group of individuals with a variety of skills, experience, and perspectives. Director candidates need not possess any specific minimum qualifications; rather, a candidate’s suitability for nomination and election to the Board will be evaluated in light of the mix of skills, experience, and perspectives required for the effective functioning of the Board, as well as our strategy and regulatory and market environments. All nominees are currently directors of Credit Acceptance.

When considering whether the nominees have the experience, attributes, and skills to serve as a director, the Board focused primarily on the biographical information set forth above. With respect to Mr. Booth, the Board considered his extensive knowledge relating to our line of business and experience with us. With respect to Mr. Hegde, the Board considered his in-depth knowledge of the Company, his ability to provide strategic guidance to our business operations, and his significant digital and operational experience in leadership positions at multiple large corporations prior to becoming our Chief Executive Officer and President, including his experience as chief operating officer and chief marketing officer at innovative and fast-growing companies. With respect to Ms. Flanagan, the Board considered her experience on the Board and her significant management experience, expertise, and background with regard to accounting and financial matters. With respect to Mr. Quinn, the Board considered his experience in delivering exceptional customer experiences, his experience in creating a work environment where team members are empowered to make a meaningful impact, and his background with regard to accounting and financial matters. With respect to Mr. Tryforos, the Board considered his experience on the Board and his background with regard to investing and financial matters. With respect to Mr. Vassalluzzo, the Board considered his experience on the Board and his expertise and background with regard to investing and financial matters. The Nominating Committee will consider candidates recommended by shareholders using the same procedures and standards utilized for evaluating candidates recommended by other sources. Shareholders desiring to recommend candidates for consideration and evaluation by the Nominating Committee for the 2027 annual meeting of shareholders (the “2027 Annual Meeting”) should submit such recommendations to our Secretary not later than December 29, 2026. The recommendation should be accompanied by (i) the name and address of the shareholder recommending the candidate, (ii) evidence of the shareholder’s ownership of Company shares along with an undertaking that the shareholder will continue to own such shares through the date of the annual meeting, (iii) all information regarding the candidate that would be required to be disclosed in our annual meeting proxy statement if the candidate is nominated by the Board, and (iv) the candidate’s consent to serve as a director if elected. Our Secretary will forward any recommendations to the Nominating Committee. The Nominating Committee may seek additional biographical and background information from any candidate that must be received on a timely basis to be considered by the Nominating Committee.

The Audit Committee, chaired by Mr. Quinn after he assumed the role from Mr. Tryforos effective January 22, 2025, held ten meetings during the year. The Audit Committee’s principal responsibilities include: (a) overseeing the integrity of our financial statements and financial reporting process, and our systems of internal accounting and financial controls; (b) overseeing the annual independent audit of our financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (c) overseeing our disclosure controls and procedures; (d) overseeing whistleblower procedures (e) approving in advance all audit services and ensuring that a written statement is received from the external auditors setting forth all relationships with us; (f) reviewing and approving any related party transactions; (g) periodically meeting with the Chief Legal Officer and other appropriate legal staff to review our material legal affairs; and (h) acting as the Qualified Legal Compliance Committee. The Board has determined that each of the members of the Audit Committee is “independent,” as independence is defined in the applicable Nasdaq and SEC rules for audit committee members. The Board has also determined that Ms. Flanagan and Messrs. Quinn, Tryforos, and Vassalluzzo are “audit committee financial experts” as defined by applicable SEC rules and that each of the Audit Committee members satisfies all other qualifications for audit committee members set forth in the applicable Nasdaq and SEC rules.

Report of the Audit Committee

In accordance with its written charter, the Audit Committee provides assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders, and investment community relating to oversight of the independent auditors, corporate accounting, reporting practices, and the quality and integrity of our financial reports.

In discharging its oversight responsibility as to the audit process, the Audit Committee received from the independent auditors and reviewed a formal written statement describing all relationships between the auditors and us that might reasonably be thought to bear on the auditors’ independence consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence, and discussed with the auditors any relationships that may reasonably be thought to impact their objectivity and independence and satisfied itself as to the auditors’ independence.

The Audit Committee discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee reviewed and discussed with management and the independent auditors our audited financial statements as of and for the fiscal year ended December 31, 2025 and the independent auditors’ evaluation of our internal control over financial reporting.

Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC. The Audit Committee also reappointed Grant Thornton as the independent auditors for the fiscal year ending December 31, 2026.

AUDIT COMMITTEE:

Glenda J. Flanagan
Sean E. Quinn (Chair)
Thomas N. Tryforos
Scott J. Vassalluzzo

Shareholder Communications with the Board

Shareholders desiring to leave an anonymous or confidential message for the Board or any individual director may call (855) 900-0046. Telephone calls will be recorded and summarized by the third-party provider which monitors the hotline service. A summary of shareholder calls received will be sent to the Director of Audit, who will communicate the messages to the Chief Legal Officer, Chief Compliance Officer and Secretary, the Chair of the Audit Committee, and any directors to whom the communications were addressed. Additionally, shareholders may submit a message to the Board through the form on our website at ir.creditacceptance.com/board-of-directors-inquiries. Communications submitted to the Board through our website will be sent to the Chief Legal Officer, Chief Compliance Officer and Secretary, the Director of Audit, the Chair of the Audit Committee, and any directors to whom the communications were addressed.

Codes of Conduct

We have adopted codes of conduct that apply to our directors, executive officers and certain other employees. The codes of conduct are available on our website at ir.creditacceptance.com through the “Corporate Governance” link. We intend to disclose on our website any amendment to any provision of the codes of conduct that relates to any element of the definition of “code of ethics” enumerated in Item 406(b) of Regulation S-K under the Exchange Act and any waiver from any such provision granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Recovery of Incentive Compensation

The Company maintains a clawback policy which provides that if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under securities laws, the Company will recoup any erroneously awarded incentive-based compensation from the Company’s current and former executive officers. The clawback policy is intended to satisfy the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC’s final regulations on the subject, and Nasdaq’s listing standards on the subject. Current executive officers of the Company have acknowledged in writing that they are bound by and subject to the terms and conditions of the clawback policy. The clawback policy is available on our website at ir.creditacceptance.com through the “Corporate Governance” link.

Hedging

The Company’s trading policy prohibits all executive officers and directors of the Company, and any of their designees, from engaging directly or indirectly in hedging transactions involving Company securities. “Hedging” refers to any strategy designed to hedge or offset or reduce the risk of price fluctuations in Company securities or to hedge, offset or protect against, in whole or in part, declines in the value of such securities. Hedging transactions include (but are not limited to) prepaid variable forward contracts, swaps, collars, and exchange funds.

Insider Trading Policy

The Company has adopted insider trading policies and procedures governing the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers, certain other management personnel, and the Company that the Company believes are reasonably designed to promote compliance with insider trading laws, rules, and regulations and Nasdaq listing standards.

CORPORATE ENVIRONMENTAL AND SOCIAL RESPONSIBILITY

Both management and the Board are committed to understanding and addressing the opportunities and risks associated with environmental, social, and governance (“ESG”) issues that affect our business and may do so in the coming years. ESG matters that we are assessing and monitoring include the following:

Climate Change

The Company’s governance structure for climate-related issues is designed and scaled to reflect our limited exposure to climate risks, given the nature of our operations and business model. Oversight of climate-related matters primarily occurs through the ESG Committee, which meets quarterly and facilitates cross-functional coordination on sustainability matters, including climate-related risks, evolving regulatory requirements, and industry developments. As part of this oversight, management monitors developments affecting the automotive industry, such as changes in vehicle offerings, powertrain technologies, and environmental regulations, to understand the potential impacts on consumers and how our programs may support consumer access to transportation.

Workplace Culture

Our Company’s culture attracts talented people and enables them to perform to their potential. We strive to create a work environment that is pleasant, professional, and free from intimidation, hostility, or other offenses that may interfere with work performance. All team members complete non-discrimination and anti-harassment training, promoting a safe and inclusive work environment.

We believe our workplace supports an inclusive culture due to our practices of maintaining open and transparent communication and fostering a climate in which all team members are welcome to speak up and contribute. We engage in initiatives that encourage our team members to generate concrete actions that we can take together to enhance the environment of inclusion, a sense of belonging, and acceptance of others to make our culture and our Company stronger.

Company Culture

We place great importance on listening to our team members, as we believe that “the people doing the work know the most about it.” We encourage team member feedback through the use of several listening channels, including by inviting all team members to participate in periodic anonymous surveys to gain honest feedback about our workplace. We use this feedback to generate ideas for improvement. Our culture attracts talented people and enables them to perform to their potential. We have been honored to receive several workplace awards in recent years.

Financial Literacy

Financial literacy is important in our society, and therefore we feel the need to help consumers and our team members understand what they can do to improve their financial well-being. Accordingly, we partnered with a national leader in the development and delivery of consumer financial education to help us offer a series of financial literacy courses on our website. We will continue to look for more opportunities to promote financial literacy in the future.

Information Security – Cybersecurity and Data Protection

Information security, including cybersecurity, and the security of the personal financial data of our consumers and the personal information of our employees is a priority for the Company. We have an information security compliance committee (the “Committee”) that consists of the members of the Company’s compliance committee, which reports to the Board, and at least three members of Company management. The Committee meets to review any security incidents, key initiatives, industry trends, and policies and shares this information with the Board periodically.

We have an information security team dedicated to protecting against both internal and external threats. In addition, we engage a third-party company for an additional layer of continuous monitoring. We have adopted NIST SP 800-37 Rev. 2 and the NIST Cybersecurity Framework, to which risk management in relation to our information systems is aligned. We are independently assessed against these standards every two years. We also engage third parties to perform vulnerability and penetration tests of our controls and processes. This testing occurs at least once a year.

All employees and contractors must complete information security training, which includes cybersecurity and compliance training, annually. We also perform quarterly phishing awareness exercises and deliver frequent security awareness communications to all employees and contractors, all to reinforce the importance of information security compliance.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION DISCUSSION AND ANALYSIS

Compensation of Executive Officers

This Compensation Discussion and Analysis describes the elements of compensation for the following individuals, collectively referred to as our “named executive officers”:

•Vinayak R. Hegde, Chief Executive Officer and President;
•Kenneth S. Booth, former Chief Executive Officer and President;
•Douglas W. Busk, former Chief Treasury Officer;
•Jay D. Martin, Chief Financial Officer;
•Ravi Mohan, Chief Technology Officer;
•Arthur L. Smith, former Chief Analytics Officer; and
•Daniel A. Ulatowski, former Chief Sales Officer.

Mr. Booth ceased to serve as the Company’s principal executive officer when Mr. Hegde assumed the role effective November 13, 2025.

General Philosophy

Our executive compensation programs are designed to achieve the following objectives:

•attract and retain talented individuals that will drive business success; and
•provide appropriate incentives that align the interests of executives and long-term shareholders.

We accomplish these objectives through compensation programs that:

•contain a significant component tied to Company performance through long-term equity incentives; and
•encourage participants to act as owners.

Overall Process and Risk Assessment

The Compensation Committee oversees and approves our overall compensation strategy and determines all aspects of compensation for our Chief Executive Officer. The Compensation Committee also determines compensation for other named executive officers after considering recommendations supplied by our Chief Executive Officer.

The Compensation Committee periodically reviews all aspects of executive compensation and determines if existing plans are effective in meeting the objectives described above. Such reviews are typically conducted at the first meeting of each fiscal year. From time to time, the Compensation Committee may make modifications to existing plans or adopt new plans. The Compensation Committee considered the Company’s compensation policies and practices for all team members and concluded that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee does not utilize compensation consultants or peer group comparisons in setting executive compensation.

Compensation – Named Executive Officers

The compensation for named executive officers described below primarily consists of a long-term compensation program (referred to in this Proxy Statement as the “10-year program”) that is intended to provide incentive compensation to named executive officers over a 10-year period. The 10-year program includes a base salary and equity-based incentive compensation provided pursuant to the Company’s Amended and Restated Incentive Compensation Plan (referred to in this Proxy Statement as the Incentive Plan).

Compensation for named executive officers is intended to promote an ownership-driven focus by structuring the form of equity awards to align compensation with maximizing the Company’s long-term intrinsic value. The Compensation Committee believes that since our inception, the long-term share ownership of our founder, executive officers, and the Board has fostered an intense, long-term focus on maximizing intrinsic value, and that the 10-year program will solidify that focus. The restricted stock unit (“RSU”) awards granted in connection with the 10-year program are intended to provide incentive compensation for a 10-year period, and as a result, the Compensation Committee generally does not expect to grant additional equity awards during the 10‑year period. However, the Compensation Committee retains discretion to grant additional equity compensation in light of evolving circumstances, which may include, among other things, changes in performance, responsibilities, leadership roles, market or competitive conditions, retention considerations, or other factors the Compensation Committee determines to be relevant.

Base Salaries

Base salaries at all levels in the organization are designed to provide a level of basic compensation and allow us to recruit and retain qualified team members. Our Chief Executive Officer’s base salary is determined by the Compensation Committee. Other named executive officers’ base salaries are determined by the Compensation Committee after reviewing recommendations supplied by our Chief Executive Officer. Base salaries were determined after considering the following:

•the performance of Credit Acceptance;
•an assessment of the named executive officer’s individual performance;
•market data;
•internal benchmarks;
•equity compensation components of the named executive officer’s total compensation plan; and
•roles and responsibilities for each named executive officer, including the ability of the executive officer to drive results.

The base salary for Mr. Hegde was approved on October 25, 2025 upon his appointment as Chief Executive Officer. The base salaries established in 2025 for our named executive officers are as follows:

Name	2025
Vinayak R. Hegde	$1,100,000
Kenneth S. Booth (a) (b)	1,100,000
Douglas W. Busk (a) (c)	640,000
Jay D. Martin (d)	615,000
Ravi Mohan (d)	750,000
Arthur L. Smith (a)	770,000
Daniel A. Ulatowski (a)	770,000

(a)     Retired from the Company on or around January 31, 2026.

(b)    Effective December 6, 2025 and until his retirement on January 31, 2026, Mr. Booth’s base salary was reduced to $100,000 in connection with his transition to Executive Board Member.

(c)    Effective August 1, 2025, Mr. Busk’s base salary was reduced to $340,000 in connection with his transition from Chief Treasury Officer to Vice President, Business Development.

(d)    Messrs. Martin and Mohan received a 3% base salary increase in 2026 pursuant to the 10-year program.

Base salaries are expected to increase annually by 3%, barring certain circumstances such as significant changes in wage inflation, performance, responsibility, role, or market conditions.

Incentive Compensation

10-Year Program: RSU Awards – The equity-based compensation portion of the 10-year program for Messrs. Booth, Busk, Martin, Mohan, Smith, and Ulatowski consists of RSU awards with 10-year vesting schedules. On December 3, 2024 (or January 14, 2025, in the case of Mr. Booth, our former Chief Executive Officer), the Compensation Committee approved awards of 106,299 RSUs to Mr. Booth, 22,583 RSUs to Mr. Martin, 20,958 RSUs to Mr. Mohan, and 28,290 RSUs to Messrs. Smith and Ulatowski. On August 1, 2025, pursuant to a delegation of authority, Mr. Booth approved an award of 4,811 RSUs to Mr. Busk. Based on the terms of individual RSU grant agreements, the RSUs will vest over a period of 10 years beginning on January 31, 2026 (or August 1, 2026 in the case of Mr. Busk), and on each of the nine subsequent anniversaries of such date based on continued employment. The 10-year RSU award to Mr. Booth was subject to (1) a time-based vesting schedule for the first four vesting years and (2) a performance-based vesting schedule for the last six vesting years, which performance metrics were not established on the date of grant. In the case of the RSU award to Mr. Booth, the Compensation Committee would have established the performance measurement criteria in the future to drive performance based on the needs of the business at that time. As the future performance measurement criteria was not established during 2025, the fair value of the RSUs subject to performance-based vesting could not be determined at the time of grant and was not recognized for accounting purposes, in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718.

For Messrs. Busk, Martin, Mohan, Smith, and Ulatowski, upon vesting, 75% of vested RSUs will be classified as “Base RSUs,” and 25% of vested RSUs will be classified as “Retirement RSUs.” For Mr. Booth, upon vesting, 25% of vested RSUs were classified as “Base RSUs,” and 75% of vested RSUs were classified as “Retirement RSUs.” Settlement in Common Stock will occur as follows:

•Vested Base RSUs: 50% will be settled in Common Stock on the annual vesting date and 50% will be settled in Common Stock on the one-year anniversary of the vesting date. By providing for this timing of settlement for vested Base RSUs, the structure of the 10-year program is similar to that of a program with year-over-year annual grants with annual ratable vesting.
•Vested Retirement RSUs: 100% will be settled in Common Stock five years after termination of employment, unless age at termination of employment is 60 years or older, in which case the settlement in Common Stock will occur two years after termination of employment.

Upon his retirement on January 31, 2026, Mr. Booth forfeited the 38,809 unvested RSUs that would have been eligible to vest subject to his continuous employment over the next three years, and the opportunity to earn an additional 49,195 unvested RSUs that would have been eligible to vest subject to his continuous employment and the performance measurement criteria that would have been established by Compensation Committee for the final six years of the 10-year program.

Upon their respective retirements on February 1, 2026, Messrs. Smith and Ulatowski each forfeited the 23,249 unvested RSUs that would have been eligible to vest subject to their continuous employment over the next nine years.

Upon his retirement on January 22, 2026, Mr. Busk forfeited the 4,811 unvested RSUs that would have been eligible to vest subject to his continuous employment over the next ten years.

We do not anticipate additional equity awards to be granted to named executive officers prior the end of the 10-year program, except in circumstances including significant changes in performance, responsibility, or role, or the appointment of new executive officers.

CEO Appointment Grant – On October 25, 2025, in connection with Mr. Hedge’s appointment as our Chief Executive Officer effective November 13, 2025, the Compensation Committee approved a grant of 140,000 RSUs to Mr. Hegde, consistent with the goals of the 10-year program discussed above. Based on the terms of the RSU grant agreement, the RSUs will vest over a period of 10 years beginning on November 13, 2026, and on each of the nine subsequent anniversaries of such date based on continued employment. Upon vesting, 79% of vested RSUs will be classified as “Base RSUs,” and 21% of vested RSUs will be classified as “Retirement RSUs.” To the extent vested, settlement in Common Stock with respect to the RSUs will occur as follows:

•Vested Base RSUs: 50% will be settled in Common Stock on the annual vesting date and 50% will be settled in Common Stock on the earlier of (i) the tenth anniversary of the grant date or (ii) the second anniversary of the date of Mr. Hegde’s separation from service.
•Vested Retirement RSUs: 100% will be settled in Common Stock on the fifth anniversary of the date of Mr. Hegde’s separation from service, unless his age upon separation is 60 years or older, in which case the settlement in Common Stock will occur two years after such separation from service.

The allocation between short- and long-term incentives for the named executive officers was determined based on the discretion of the Compensation Committee. The long-term incentive program is also expected to be in lieu of annual cash incentives except in circumstances including significant changes in performance, responsibility, or role.

The Compensation Committee believes that the 10-year program appropriately aligns the compensation of our named executive officers with the interests of shareholders for the following reasons:

•Equity compensation is granted up front in lieu of what might have been granted annually over the course of 10 years. The up-front grant of equity compensation strengthens the culture of long-term ownership that has been so important to our historical success, while at the same time incorporating a vesting and settlement schedule for Base RSUs that is similar to the vesting and settlement schedule that would have applied under a program with annual equity grants.
•The amount of compensation received from the RSU awards will be proportionate to the amount of shareholder wealth created, as measured by changes in our share price over the long-term vesting and settlement periods of the awards.
•Vesting conditions for the RSU awards are long-term in nature, which will incentivize our named executive officers to take actions that will maximize shareholder value over the long term instead of being distracted by shorter term incentives and considerations.
•The delayed settlement of the Retirement RSUs will result in our named executed officers having meaningful share ownership for years after their retirement, which we expect will provide additional motivation for them to take actions that ensure the long-term success of the Company.

Bonuses. The Company may, at its discretion, award one-time cash bonuses to named executive officers in connection with specific circumstances or achievements. The Compensation Committee approved a one-time retention bonus of $1,000,000 for Mr. Mohan in recognition of the competitive market for executive services in his role and the needs of our business, and a one-time signing bonus of $500,000 for Mr. Hegde in connection with his appointment as Chief Executive Officer. Pursuant to a delegation of authority, Mr. Booth approved a cash bonus of $746,667 for Mr. Busk in recognition of his partial-year service as an executive officer and to address the timing of his 10-year RSU grant, which was awarded subsequent to the annual grants to other executive officers.

Equity Grant Practices. The timing of the Company’s equity grants to the named executive officers is set without regard to anticipated earnings or other major announcements by the Company. There have been no stock option awards granted to any of our named executive officers since 2022.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code places a $1.0 million limit on the amount of compensation we can deduct in any taxable year with respect to a “covered employee.” For these purposes, a covered employee generally includes our principal executive officer, our principal financial officer, and the three other most highly compensated executive officers for the applicable taxable year, as well as any individual who was a covered employee for any taxable year beginning after December 31, 2016. The Compensation Committee retains the flexibility to provide compensation programs that best incentivize our executives to achieve our key business objectives and create sustainable long-term shareholder value, even if certain compensation is not deductible for federal income tax purposes.

Response to Say-on-Pay Vote Results

At our 2025 annual meeting of shareholders, our named executive officers’ compensation was approved, on an advisory basis, by 97.6% of the votes cast, evidencing shareholder endorsement of the design and administration of our executive compensation programs. The Compensation Committee considered those voting results and determined that no changes were necessary to increase the effectiveness of our executive compensation design and administration for the 10-year program discussed above. We believe that a shareholder advisory vote every year on the compensation of our named executive officers most closely aligns with the interests of shareholders. At our 2023 annual meeting of shareholders, shareholders voted to hold an advisory vote on named executive officer compensation every year. The Compensation Committee accepted the shareholders’ recommendation, and shareholders will have another opportunity to consider and approve, in a non-binding advisory vote, the compensation of our named executive officers at the Annual Meeting. As in the past, the Compensation Committee will continue to review the results of future advisory say-on-pay votes and will consider shareholder concerns and take them into account in future determinations regarding the compensation of our named executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE:

Glenda J. Flanagan
Sean E. Quinn
Thomas N. Tryforos
Scott J. Vassalluzzo (Chair)

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation awarded to, earned by, or paid to our named executive officers for the fiscal years indicated.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (a)	Stock Awards ($) (b)	All Other Compensation ($) (c)	Total ($)
Vinayak R. Hegde	2025	$147,671	$500,000	$61,633,600	$286,376	$62,567,647
Chief Executive Officer and
President (d)(e)

Kenneth S. Booth	2025	$1,017,808	$—	$26,380,906	$17,500	$27,416,214
Former Chief Executive Officer and	2024	1,000,000	—	—	18,553	1,018,553
President (d)	2023	1,000,000	—	—	16,500	1,016,500

Douglas W. Busk	2025	$514,247	$746,667	$2,152,971	$18,458	$3,432,343
Former Chief Treasury Officer	2024	640,000	—	—	18,388	658,388
	2023	640,000	—	—	17,798	657,798

Jay D. Martin	2025	$605,137	$—	$—	$18,321	$623,458
Chief Financial Officer (d)(e)	2024	515,411	—	11,209,392	18,227	11,743,030

Ravi Mohan	2025	$733,562	$1,000,000	$—	$18,321	$1,751,883
Chief Technology Officer

Arthur L. Smith	2025	$762,329	$—	$—	$18,357	$780,686
Former Chief Analytics Officer	2024	700,000	—	13,633,234	18,237	14,351,471
	2023	700,000	—	—	17,819	717,819

Daniel A. Ulatowski	2025	$762,329	$—	$—	$18,543	$780,872
Former Chief Sales Officer	2024	700,000	—	13,633,234	18,241	14,351,475
	2023	700,000	—	—	17,798	717,798

(a)The amounts reported in this column consist of the one-time cash bonuses described in the Compensation Discussion and Analysis section of this Proxy Statement.

(b)The amounts reported in this column reflect the grant date fair value of stock awards determined in accordance with FASB ASC Topic 718 using the closing market price of Common Stock reported on Nasdaq as of the grant date of the applicable award. This column includes 140,000 RSUs granted to Mr. Hegde on November 13, 2025 in connection with his appointment as Chief Executive Officer; 57,104 time-based RSUs granted to Mr. Booth on January 14, 2025; 4,811 RSUs granted to Mr. Busk on August 1, 2025 in connection with his transition from Chief Treasury Officer to Vice President, Business Development; 22,583 RSUs granted to Mr. Martin on December 3, 2024; 600 promotion RSUs granted to Mr. Martin on January 23, 2024; and 28,290 RSUs granted to each of Messrs. Smith and Ulatowski on December 3, 2024. The RSUs granted to each named executive officer are intended to provide incentive compensation for a 10-year period, and as a result, the Compensation Committee generally does not expect to grant additional equity awards during the 10‑year period covered by these awards. However, the Compensation Committee retains discretion to grant additional equity compensation in light of evolving circumstances, which may include, among other things, changes in performance, responsibilities, leadership roles, market or competitive conditions, retention considerations, or other factors the Compensation Committee determines to be relevant. As discussed in the Compensation and Analysis section of this Proxy Statement, the fair value of the RSUs subject to performance-based vesting granted to Mr. Booth could not be determined during 2025 and was not recognized for accounting purposes.

(c)The amounts reported in this column for fiscal year 2025 consist of the following:
i.$86,685 in director fees paid to Mr. Hegde in 2025 in connection with his annual retainer for his service as a director and 410 RSUs granted to Mr. Hegde on June 4, 2025 in connection with the annual equity award for his service as a director prior to his appointment as Chief Executive Officer;
ii.$17,500 for each of Messrs. Booth, Busk, Martin, Mohan, Smith, and Ulatowski in Company matching contributions under the Credit Acceptance Corporation 401(k) Profit Sharing Plan;
iii.$821 for each of Messrs. Busk, Martin, Mohan, Smith, and Ulatowski under the Credit Acceptance Corporation Profit Sharing Variable Compensation Program, which is a broad-based program designed to reward team members except the Chief Executive Officer on a quarterly basis in an amount based on Company profitability; and
iv.$137 for Mr. Busk, $36 for Mr. Smith, and $222 for Mr. Ulatowski in employee reimbursements during the year for the payment of taxes on service or other awards.
(d)Mr. Booth served as the Company’s principal executive officer and principal financial officer in 2023. Mr. Booth ceased to serve as the Company’s principal financial officer when Mr. Martin assumed the role effective January 23, 2024. Mr. Booth ceased to serve as the Company’s principal executive officer when Mr. Hegde assumed the role effective November 13, 2025. Mr. Hegde no longer earned compensation for his service on the Board effective upon his appointment as Chief Executive Officer.

(e)Mr. Hegde first became a named executive officer of the Company in 2025, and Mr. Martin first became a named executive officer of the Company in 2024.

2025 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning each grant of a plan-based award made to our named executive officers in 2025.

2025 Grants of Plan-Based Awards

			Estimated Future Payouts Under Equity Incentive Awards (a)		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Value of Stock Awards ($)
Name	Grant Date	Approval Date	Target (#)	Maximum (#)
Vinayak R. Hegde	11/13/2025	10/25/2025	—	—	140,000	$61,633,600
Vinayak R. Hegde (b)	6/4/2025	6/4/2025	—	—	410	199,691
Kenneth S. Booth (c)	1/14/2025	1/14/2025	—	—	57,104	26,380,906
Douglas W. Busk (d)	8/1/2025	1/30/2025	—	—	4,811	2,152,971

(a)    Our named executive officers’ equity incentive awards do not have a formal threshold award.

(b) Director grant of 410 RSUs made in connection with Mr. Hegde’s service on the Board and prior to Mr. Hegde’s appointment as Chief Executive Officer. Mr. Hegde no longer earned compensation for his service on the Board effective upon his appointment as Chief Executive Officer.

(c)    Mr. Booth forfeited 38,809 unvested RSUs upon his retirement on January 31, 2026. The remaining 18,295 RSUs that were unvested as of December 31, 2025 vested in the ordinary course in 2026 in accordance with the terms of the RSU grant agreement.

(d)    Mr. Busk forfeited 4,811 unvested RSUs upon his retirement on January 22, 2026.

OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR-END

The following table provides information with respect to the stock options and unvested RSUs held by our named executive officers as of December 31, 2025.

2025 Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (a)	Market Value of Shares or Units of Stock That Have Not Vested ($) (b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (a)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (b)
Vinayak R. Hegde (c)	10,000	$—	$394.79	5/3/2031	140,471	$62,293,270	—	$—
Kenneth S. Booth (d) (e)	110,000	—	390.39	1/31/2028	57,104	25,323,340	—	—
Kenneth S. Booth	46,000	—	333.94	12/30/2026	—	—	—	—
Douglas W. Busk (f)	29,700	—	333.94	12/30/2026	4,811	2,133,486	—	—
Jay D. Martin (f)	19,500	—	333.94	12/30/2026	22,583	10,014,657	—	—
Jay D. Martin	2,250	—	390.39	4/28/2027	—	—	—	—
Ravi Mohan (f) (g)	12,000	4,000	424.12	10/24/2028	23,458	10,402,685	—	—
Arthur L. Smith (f)	37,500	—	333.94	12/30/2026	28,290	12,545,483	—	—
Daniel A. Ulatowski (f)	33,000	—	333.94	12/30/2026	28,290	12,545,483	—	—

(a)Represents RSUs granted under the Incentive Plan.

Mr. Booth forfeited 38,809 unvested RSUs upon his retirement on January 31, 2026. Messrs. Smith and Ulatowski both forfeited 23,249 RSUs upon their retirements on February 1, 2026. The remaining time-based RSUs that were unvested as of December 31, 2025 held by Messrs. Booth, Smith, and Ulatowski vested in the ordinary course in 2026 in accordance with their respective RSU grant agreements. Mr. Busk forfeited 4,811 unvested RSUs upon his retirement on January 22, 2026.

(b)Value is equal to the closing market price reported on Nasdaq of $443.46 per share as of December 31, 2025, multiplied by the number of unvested RSUs held.

(c)RSUs vest over a period of 10 years beginning on November 13, 2026, and on each of the nine subsequent anniversaries of such date, and are settled in Common Stock upon vesting, upon the earlier of (i) the tenth anniversary of the grant date or (ii) second anniversary of the separation date from service, or at some point after Mr. Hegde’s retirement from the Company, based on the terms of the RSU grant agreement.

(d)The option expiration date of January 31, 2028 is two years after the date of Mr. Booth’s retirement as an officer and employee of the Company on January 31, 2026, and reflects an acceleration (shortening) of the previous expiration date pursuant to the terms of the stock option agreement in the event of a termination.

(e)Includes 57,104 RSUs that vest over a period of four years beginning on January 31, 2026, and on each of the three subsequent anniversaries of such date. RSUs are settled in Common Stock upon vesting, one year after vesting, or at some point after the individual’s retirement from the Company, based on the terms of the RSU grant agreement.

(f)RSUs vest over a period of 10 years beginning January 31, 2026 for Messrs. Martin, Mohan, Smith, and Ulatowski, and beginning August 1, 2026 for Mr. Busk, and on each of the nine subsequent anniversaries of such date, subject in each case to the individual’s continuous employment. RSUs are settled in Common Stock upon vesting, one year after vesting, or at some point after the individual’s retirement from the Company, based on the terms of the RSU grant agreement. In addition, a portion of Mr. Mohan’s RSUs vest and settle in Common Stock in equal annual installments over the period of four years that began October 24, 2023.

(g)Stock options vest and become exercisable in four equal annual installments beginning on October 24, 2023, the first anniversary of the date on which the options were granted by the Board.

2025 OPTION EXERCISES AND STOCK VESTED

The following table provides information with respect to shares acquired on option exercising or vesting by our named executive officers during 2025.

2025 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (b)
Vinayak R. Hegde (c)	—	$—	31	$16,143
Kenneth S. Booth	4,000	690,600	—	—
Douglas W. Busk	8,800	1,490,303	—	—
Jay D. Martin	—	—	600	314,484
Ravi Mohan	—	—	2,500	1,266,400
Daniel A. Ulatowski	17,000	3,009,116	—	—

(a) The value realized upon exercise of stock options is calculated by subtracting the stock option exercise price from the fair market value (sale price) on the exercise date, and multiplying the difference by the number of shares.

(b)     The amounts are calculated based on the closing price reported on Nasdaq as of the date vested, or the business day preceding the scheduled vesting date if the scheduled vesting date is a weekend or holiday.

(c)    Vested stock awards represent RSUs granted for service on the Board in prior years.

2025 NONQUALIFIED DEFERRED COMPENSATION

2025 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) (a)	Aggregate Earnings in Last Fiscal Year ($) (b)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Vinayak R. Hegde	$—	$37,694,100	$—	$—	$37,694,100
Kenneth S. Booth	—	22,289,187	—	—	22,289,187
Douglas W. Busk	—	1,333,262	—	—	1,333,262
Jay D. Martin	—	—	(366,974)	—	6,259,161
Ravi Mohan	—	—	(362,024)	—	6,174,737
Arthur L. Smith	—	—	(459,713)	—	7,840,927
Daniel A. Ulatowski	—	—	(459,713)	—	7,840,927

(a)The amounts relate to a subset of the RSUs granted to Messrs. Hegde, Booth, and Busk under the Incentive Plan during 2025, which, under the terms of the grants, will settle in Common Stock on a date that is later than the date on which the RSUs vest (as described in the Compensation Discussion and Analysis section of this Proxy Statement). The reported amount of contributions for each individual is calculated as the number of RSUs awarded to such individual with a delayed settlement date, multiplied by the closing market price of Common Stock reported on Nasdaq of $443.46 per share as of December 31, 2025. These amounts are included in, and are not in addition to, the amounts disclosed in the “Stock Awards” column of the Summary Compensation Table and are disclosed in this table solely because of the awards’ delayed settlement dates.

(b)The amounts relate to RSUs granted under the Incentive Plan prior to December 31, 2024, which RSUs, under the terms of the grants, are settled in shares on a date that is later than the date on which they vest. The reported amount of aggregate earnings for each individual is calculated as the number of RSUs held by such individual as of December 31, 2024 multiplied by the difference between the closing market price of Common Stock reported on Nasdaq of $443.46 per share as of December 31, 2025 and the closing market price of Common Stock reported on Nasdaq of $469.46 per share as of December 31, 2024.

POTENTIAL PAYMENTS ON TERMINATION/CHANGE IN CONTROL

None of our named executive officers, with the exception of our Chief Executive Officer, has an individual agreement with us providing for cash severance payments or benefits continuation on any termination of employment, including a termination prior to or following a change in control. On October 27, 2025, the Company entered into an executive severance agreement (the “Agreement”) with Mr. Hegde, which became effective in connection with his appointment as Chief Executive Officer. The Agreement provides for certain severance and change in control benefits as described below.

If the employment of Mr. Hegde is terminated either (i) by Mr. Hegde for “Good Reason” or (ii) by the Company without “Cause,” in each case as more specifically defined in the Agreement, Mr. Hegde will receive the following benefits assuming he complies with the terms of the Agreement, including proper and timely execution of the general release:

•a lump sum payment equal to an amount equal to one times Mr. Hegde’s annual base salary (determined immediately prior to any reduction that forms the basis for Good Reason), payable 60 days following the separation date, subject to applicable tax withholdings;
•a lump sum cash payment equal to twelve months of the cost of medical, dental, and vision benefit premiums for Mr. Hegde and his eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), based on his then-current group health insurance coverage, payable 60 days after the separation date, subject to applicable tax withholdings; and
•accelerated vesting of Mr. Hegde’s then-outstanding compensatory equity awards as to the number of shares that would have vested in the ordinary course during (i) the one-year period following the separation date if the qualifying termination occurs outside of the change in control protection period or (ii) the three-year period following the separation date if the qualifying termination occurs within the change in control protection period, with such vesting as of the separation date.

Estimated Payments. The following table sets forth the potential amounts payable to Mr. Hegde in the event of a termination by the Company without Cause or by Mr. Hegde for Good Reason, with respect to accelerated equity, cash severance, and benefits, as of December 31, 2025:

	Estimated Payments
Name	Unvested Restricted Stock Units (a)	Cash Severance	Benefits	Total
Vinayak R. Hegde	$6,208,440	$1,100,000	$10,589	$7,319,029

(a)The amount reported is calculated based on the number of unvested RSUs that would vest over the next year, multiplied by the closing market price reported on Nasdaq of $443.46 per share as of December 31, 2025, assuming the restrictions applicable to granted RSUs lapse and all other terms and conditions are deemed to have been satisfied pursuant to the Incentive Plan and the applicable award agreement.

Treatment of Equity Upon Termination of Employment. If a named executive officer other than our Chief Executive Officer terminates employment for any reason prior to the end of a vesting period for stock option or RSU awards held by that named executive officer, that named executive officer’s unvested stock options or unvested RSU awards are forfeited. The Compensation Committee may, as it deems appropriate, waive or change the remaining restrictions or add additional restrictions with respect to any stock option or RSU award that would otherwise be forfeited.

Treatment of Equity Upon a Change in Control. In the event of a change in control, outstanding equity awards, including option awards that are assumed or substituted in connection with a change in control, will become vested and exercisable upon a termination without cause or resignation for good reason during the 24-month period following the change in control (i.e., “double-trigger vesting”), unless otherwise provided by the applicable award agreement. The RSU awards granted pursuant to the 10-year program provide that, if the RSUs are assumed or substituted by an acquiror or a successor in connection with a change in control, the award will vest with respect to the amount of RSUs that would have vested over the next three vesting dates provided by the award following the date of termination as if the named executive officer had remained employed or, if less, the remaining unvested number of RSUs subject to the award based on a qualifying termination of employment following a change in control. Outstanding awards that are not assumed or substituted by an acquiror or successor in connection with a change in control will become fully vested and exercisable immediately upon the occurrence of the change in control. Notwithstanding the foregoing, in the event of a change in control, the Compensation Committee may, in its discretion, provide that each option subject to an outstanding stock option award will be cancelled in exchange for the excess of the per share transaction price over the option exercise price (spread value) upon the occurrence of a change in control.

Estimated Payments. The following table sets forth the potential amounts payable to our named executive officers in the event of a change in control with respect to stock option and RSU awards held by our named executive officers and, in the case of Mr. Hegde, with respect to RSU awards, cash severance, and benefits as of December 31, 2025.

	Estimated Payments
Name	Unvested Stock Options ($) (a)	Unvested Restricted Stock Units (b)	Cash Severance	Benefits	Total
Vinayak R. Hegde	$—	$18,625,320	$1,100,000	$10,589	$19,735,909
Kenneth S. Booth	—	20,452,375	—	—	20,452,375
Douglas W. Busk	—	937,918	—	—	937,918
Jay D. Martin	—	4,382,715	—	—	4,382,715
Ravi Mohan	77,360	2,426,613	—	—	2,503,973
Arthur L. Smith	—	5,495,356	—	—	5,495,356
Daniel A. Ulatowski	—	5,495,356	—	—	5,495,356

(a)The amounts reported are calculated based on the number of unvested stock options held by each named executive officer, multiplied by the difference between the closing market price reported on Nasdaq of $443.46 per share as of December 31, 2025 and the exercise price of the stock options, assuming that one of the circumstances described above resulting in accelerated vesting occurred on such date. No value is reported when the exercise price of the stock options is higher than the closing market price reported on Nasdaq of $443.46 per share as of December 31, 2025.

(b)The amount reported is calculated based on the number of unvested RSUs that would vest over the next three years for the named executive officer, multiplied by the closing market price reported on Nasdaq of $443.46 per share as of December 31, 2025, assuming the restrictions applicable to the RSUs lapse and all other terms and conditions are deemed to have been satisfied pursuant to the Incentive Plan and applicable award agreement. Effective January 31, 2026, Mr. Booth forfeited 38,809 unvested RSUs upon his retirement from the Company. Effective January 22, 2026, Mr. Busk forfeited 4,811 unvested RSUs upon his retirement from the Company. Effective February 1, 2026, each of Messrs. Smith and Ulatowski forfeited 23,249 unvested RSUs upon his retirement from the Company.

Advisory Agreements. Each of Mr. Smith and Mr. Ulatowski has entered into a separation and advisory agreement (each, an “Advisory Agreement”) with the Company, pursuant to which the former executive agreed to perform advisory services as an independent contractor at the request of the Company for a six-month period (commencing on February 1, 2026 and ending on July 31, 2026) following the executive’s retirement date. Pursuant to the respective Advisory Agreements, which contain a general release of claims, Mr. Smith will receive a monthly advisory fee equal to $66,758.01, and Mr. Ulatowski will receive a monthly advisory fee equal to $64,166.67.

2025 CHIEF EXECUTIVE OFFICER PAY RATIO

The following table provides information with respect to the ratio of 2025 total compensation of our Chief Executive Officer serving in 2025 to that of our median team member.

2025 Total Compensation
Chief Executive Officer (a)	$63,519,976
Median Team Member (a)(b)	$99,098
Ratio of Chief Executive Officer to Median Team Member Annual Total Compensation	641:1
(a)Annual total compensation was calculated consistent with the disclosure requirements for annual compensation in the Summary Compensation Table with the exception of the base salary of the Chief Executive Officer, which was annualized. Pursuant to SEC rules, for purposes of this pay ratio disclosure, we calculated the annual total compensation of our Chief Executive Officer by reference to Mr. Hegde, our Chief Executive Officer serving as of December 31, 2025. Since Mr. Hegde was appointed as our Chief Executive Officer effective November 13, 2025, for purposes of this pay ratio disclosure, we calculated Mr. Hegde’s annual total compensation by adding his annualized base salary of $1,100,000 to each other non-base salary element disclosed in the Summary Compensation Table for Mr. Hegde for 2025. This calculation resulted in the assumed annual total compensation of $63,519,976 for Mr. Hegde in 2025 for purposes of this pay ratio disclosure.

Annual total compensation includes $61,633,600 related to the grant date fair value of an equity award in connection with Mr. Hegde’s appointment as Chief Executive Officer that is intended to provide incentive compensation for a 10-year period, and as a result, the Compensation Committee generally does not expect to grant additional equity awards during the 10‑year period covered by this award. However, the Compensation Committee retains discretion to grant additional equity compensation in light of evolving circumstances, which may include, among other things, changes in performance, responsibilities, leadership roles, market or competitive conditions, retention considerations, or other factors the Compensation Committee determines to be relevant. Excluding this grant, the Chief Executive Officer’s 2025 annual total compensation would have been $1,886,376, and the ratio of Chief Executive Officer to median team member annual total compensation would have been 19:1.

(b)We identified our median team member as of December 31, 2025 by examining 2025 W-2 gross wages for all team members, excluding our Chief Executive Officer, who were employed by us as of December 31, 2025. The population of team members examined included full-time and part-time team members, including those hired during 2025. We believe W-2 gross wages is a consistently applied compensation measure that reasonably reflects the annual total compensation of our team members.

We believe that the pay ratio disclosed above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions, and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

2025 DIRECTOR COMPENSATION

Our non-employee directors are eligible to receive the following:

•an annual retainer of $100,000 payable quarterly in arrears;
•an annual equity award with a value of $200,000 in the form of RSUs granted pursuant to the Incentive Plan; and
•business-related travel expenses.

In 2025, Ms. Flanagan and Messrs. Quinn, Tryforos, and Vassalluzzo received quarterly payments of the annual retainer in the amount of $25,000. Mr. Hegde received quarterly payments of the annual retainer in the amount of $25,000 for his service during the period January 1, 2025 through September 30, 2025 and a prorated retainer payment for his service during the period October 1, 2025 through October 25, 2025 following his appointment as Chief Executive Officer on October 25, 2025. In 2025, the Company both paid directly and reimbursed Ms. Flanagan and Messrs. Hegde, Quinn, Tryforos, and Vassalluzzo for certain business-related travel expenses in connection with their service on the Board.

On June 4, 2025, the Compensation Committee approved awards of 410 RSUs to Ms. Flanagan and Messrs. Hegde, Quinn, Tryforos, and Vassalluzzo in connection with the annual equity award for their service as directors. The RSUs will vest and be settled in Common Stock in equal annual installments over a period of three years beginning on the first anniversary of the applicable grant date, subject to continuous service through the relevant vesting date. The following table sets forth certain information regarding the compensation earned during 2025 by each non-employee director who served on the Board in 2025. Upon his appointment as Chief Executive Officer, Mr. Hegde no longer received compensation for his services as a member of the Board. All of Mr. Hegde’s compensation in respect of 2025 is shown in the Summary Compensation Table above.

2025 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Equity Awards ($) (a)(b)	Total ($)
Glenda J. Flanagan	$100,000	$199,691	$299,691
Sean E. Quinn	100,000	199,691	299,691
Thomas N. Tryforos	100,000	199,691	299,691
Scott J. Vassalluzzo	100,000	199,691	299,691

(a)The amounts reported in this column represent the aggregate grant fair value of any stock awards granted during the fiscal year ended December 31, 2025, as computed in accordance with FASB ASC Topic 718 using the closing market price of Common Stock reported on Nasdaq as of the grant date of the awards. The table includes 410 RSUs granted by the Compensation Committee to Ms. Flanagan and Messrs. Quinn, Tryforos, and Vassalluzzo on June 4, 2025 as incentive compensation in connection with their service as directors.
(b)As of December 31, 2025, Ms. Flanagan held 1,500 vested RSUs and 736 unvested RSUs; Messrs. Tryforos and Vassalluzzo held 845 unvested RSUs; and Mr. Quinn held 815 unvested RSUs.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K (the “PVP Requirements”), we are providing the following information about the relationship between compensation reported in the summary compensation table (“SCT”) and compensation actually paid (“CAP”) as calculated under the PVP Requirements to our principal executive officer (“PEO”) and our other named executive officers (“NEOs”) and certain financial performance measures.

	Vinayak R. Hegde		Kenneth S. Booth		Brett A. Roberts				Value of Initial Fixed $100 Investment Based on: (d)
Year	SCT Total for PEO ($) (a)	CAP to PEO ($) (b)	SCT Total for PEO ($) (a)	CAP to PEO ($) (b)	SCT Total for PEO ($) (a)	CAP to PEO ($) (b)	Average SCT Total for NEOs ($) (c)	CAP to NEOs ($) (b) (c)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)	GAAP Net Income ($ in millions)	Economic Profit ($ in millions) (e)
2025	$62,567,647	$62,851,930	$27,416,214	$26,271,243	n/a	n/a	$1,473,848	$901,342	$128.05	$197.82	$423.9	$173.3
2024	n/a	n/a	1,018,553	(2,289,737)	n/a	n/a	13,133,539	11,924,232	106.09	198.91	247.9	206.8
2023	n/a	n/a	1,016,500	3,552,673	n/a	n/a	677,825	1,415,826	120.40	152.34	286.1	260.5
2022	n/a	n/a	1,015,250	(22,614,425)	n/a	n/a	4,418,311	1,709,981	107.24	125.51	535.8	476.6
2021	n/a	n/a	30,526,345	59,123,384	$359,911	(46,514,489)	10,101,413	15,536,684	155.47	148.00	958.3	574.1

(a)During 2025, our PEOs were Mr. Booth (until his transition to Executive Board Member effective November 13, 2025) and Mr. Hegde (beginning on November 13, 2025). During 2024, 2023, and 2022, our PEO was Mr. Booth. During 2021, our PEOs were Mr. Roberts (until his retirement effective May 3, 2021) and Mr. Booth (beginning on May 3, 2021).

(b)Compensation actually paid, as computed under SEC rules, requires starting with the “Total” column of the SCT and making certain adjustments to reflect adjusted values to equity awards based on stock prices as of year end or the relevant vesting dates and, in the case of stock option awards, various other accounting valuation assumptions. The following tables reflect the adjustments made to SCT total compensation to compute CAP for our PEO and average CAP for our non-PEO NEOs:

	PEOs
	2025 (Hegde)	2025 (Booth)	2024	2023	2022	2021 (Booth)	2021 (Roberts)
Compensation reported in the SCT	$62,567,647	$27,416,214	$1,018,553	$1,016,500	$1,015,250	$30,526,345	$359,911
Adjustments related to stock options
Deduction for amounts reported in the “Option Awards” column in the SCT	—	—	—	—	—	(29,623,631)	—
Increase for fair value of awards granted during year that remain unvested as of year end	—	—	—	—	—	53,755,806	—
Increase for fair value of awards granted during year that vested during year	—	—	—	—	—	4,392,539	—
Increase/deduction for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	—	—	(1,601,679)	2,890,227	(17,456,114)	—	—
Deduction for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during year	(148,648)	(87,405)	(1,706,611)	(354,054)	(6,173,561)	—	—
Adjustments related to RSUs and restricted shares
Deduction for amounts reported in the “Stock Awards” column in the SCT (1)	(61,833,291)	(26,380,906)		—	—	—	—
Increase for fair value of awards granted during year that remain unvested as of year end	62,266,219	25,323,340		—	—	—	—
Deduction for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	(1,586)	—	—	—	—	—	—
Increase for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during year	1,589	—	—	—	—	72,325	1,585,200
Deduction of fair value of awards granted prior to year that were forfeited during year	—	—	—	—	—	—	(48,459,600)
Compensation actually paid	$62,851,930	$26,271,243	$(2,289,737)	$3,552,673	$(22,614,425)	$59,123,384	$(46,514,489)

(1) The 2025 amount reported for Mr. Hegde includes 410 RSUs granted on June 4, 2025 in connection with the annual equity award for his service as a director prior to his appointment as Chief Executive Officer, which was reported in the “All Other Compensation” column in the SCT.

	Non-PEO NEOs
	2025	2024	2023	2022	2021
Compensation reported in the SCT	$1,473,848	$13,133,539	$677,825	$4,418,311	$10,101,413
Adjustments related to stock options
Deduction for amounts reported in the “Option Awards” column in the SCT	—	—	—	(1,885,347)	(9,403,018)
Increase for fair value of awards granted during year that remain unvested as of year end	—	—	—	1,630,624	10,463,258
Increase for fair value of awards granted during year that vested during year	—	—	—	—	4,304,688
Increase/deduction for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	(31,263)	(9,424)	499,504	(1,554,222)	—
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during year	(28,829)	(867,963)	166,584	(916,535)	—
Adjustments related to RSUs
Deduction for amounts reported in the “Stock Awards” column in the SCT	(430,594)	(12,496,450)	—	(2,117,650)	—
Increase for fair value of awards granted during year that remain unvested as of year end	426,697	12,164,530	—	2,134,800	—
Increase/deduction for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	(533,629)	—	87,495	—	—
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during year	25,112	—	(15,582)	—	70,343
Compensation actually paid	$901,342	$11,924,232	$1,415,826	$1,709,981	$15,536,684

(c)Our non-PEO NEOs consisted of the following individuals:
2025: Messrs. Busk, Martin, Mohan, Smith, and Ulatowski
2024: Messrs. Lum, Martin, Smith, and Ulatowski
2023: Messrs. Busk, Rostami, Smith, and Ulatowski
2022: Messrs. Mohan, Rostami, and Smith and Ms. Rummler
2021: Charles A. Pearce and Messrs. Busk, Smith, and Ulatowski
(d)Assumes that $100 was invested in Common Stock and in a market index representing our peer group on December 31, 2020, and assumes the reinvestment of dividends. The peer group market index used for this purpose is the Dow Jones U.S. Financial Services Index.

(e)Economic profit is an important financial performance measure used by the Company to evaluate business decisions and strategies and our financial performance and is used to link certain compensation actually paid to our non-PEO NEOs to Company performance (company-selected measure). The following is a reconciliation of GAAP net income to economic profit:

(In millions)	For the Years Ended December 31,
	2025	2024	2023	2022	2021
GAAP net income	$423.9	$247.9	$286.1	$535.8	$958.3
Floating yield adjustment (after-tax)	(470.9)	(420.4)	(310.1)	(196.5)	(148.5)
GAAP provision for credit losses (after-tax)	465.4	627.3	566.9	370.7	6.5
Loss on sale of building (after-tax)	—	18.3	—	—	—
Contingent loss (after-tax) (1)	55.6	6.5	—	—	—
Senior notes adjustment (after-tax)	—	—	(4.2)	(2.1)	(2.1)
Income tax adjustment	3.0	5.8	(3.1)	12.2	12.6
Adjusted net income (1)	477.0	485.4	535.6	720.1	826.8
Adjusted interest expense (after-tax)	349.5	323.0	209.5	130.4	128.5
Adjusted net income plus interest expense (after-tax) (1)	826.5	808.4	745.1	850.5	955.3
Less: cost of capital	653.2	601.6	484.6	373.9	381.2
Economic profit (1)	$173.3	$206.8	$260.5	$476.6	$574.1

(1)    2024 amounts have been restated to remove the effect of contingent losses recognized during the period to conform to the current presentation.

Relationship between Pay and Performance. Below are graphs showing the relationship of “compensation actually paid” to our PEOs and non-PEO NEOs in 2021 through 2025 to (1) total shareholder return (TSR) of both the Company and the Dow Jones U.S. Financial Services Index, (2) the Company’s net income, and (3) the Company’s economic profit, which is our company-selected measure.

Company Performance Metrics. Listed below are the financial performance measures, including our company-selected measure, which in our assessment represent the most important financial performance measures we used in 2025 to link CAP to the Company’s named executive officers to Company performance. For 2025, the Company used fewer than three financial performance metrics to link CAP to the Company’s named executive officers to Company performance.

Measure	Nature	Explanation
Economic profit	Financial measure	Economic profit is a non-GAAP financial measure we use to evaluate our financial results and determine profit-sharing for team members, which is available to all team members, including named executive officers, with the exception of our Chief Executive Officer.
Share price	Financial measure	Our RSU awards provide value proportionate to the amount of shareholder wealth created, as measured by the share price. Our stock option awards provide value only if the market price of our Common Stock increases above the exercise price of the stock options.

PROPOSAL #2 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are including this proposal to enable our shareholders to vote on an advisory basis on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation philosophy, policies, and practices described in this Proxy Statement.

As described in detail in the Compensation Discussion and Analysis section of this Proxy Statement, we believe that our compensation programs appropriately reward executive performance and align the interests of our named executive officers and key employees with the long-term interests of our stockholders, while also enabling our Company to attract and retain talented executives and create an ownership culture. Accordingly, the Board recommends a vote FOR the resolution set forth below indicating approval of the compensation of our named executive officers. Executed proxies will be voted FOR the advisory proposal to approve our named executive officer compensation unless shareholders specify otherwise in their proxies. This proposal, commonly known as a “say on pay” proposal, provides shareholders the opportunity to indicate their support of the compensation we pay to our named executive officers through the following resolution:

“Resolved, that the shareholders of Credit Acceptance Corporation approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure contained in the Company’s proxy statement for the 2026 Annual Meeting of Shareholders.”

This vote on the compensation of our named executive officers is advisory and not binding. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Pursuant to a policy we adopted in 2023, we provide our shareholders with the opportunity to vote on a “say on pay” proposal at each annual meeting of shareholders. Accordingly, the next advisory vote by our shareholders on a “say on pay” proposal will occur at the 2027 annual meeting of shareholders.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

In accordance with its written charter, the Audit Committee reviews and approves all of our transactions with directors and executive officers and with firms that employ directors, as well as any other material related party transactions. Any such transaction would be reviewed by the Audit Committee in light of whether it resulted in a conflict of interest for the individual and whether such transaction is fair to us and in our best interests.

PROPOSAL #3 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Information as to Grant Thornton, our independent registered public accounting firm, appears below under the heading “Independent Accountants.” The Board recommends a vote FOR ratifying the selection of Grant Thornton as our independent registered public accounting firm for 2026. Executed proxies will be voted FOR the ratification of the selection of Grant Thornton as our independent registered public accounting firm for 2026 unless shareholders specify otherwise in their proxies.

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Grant Thornton to our shareholders for ratification as a matter of good corporate practice. Should the shareholders fail to provide such ratification, the Audit Committee will reconsider its selection of Grant Thornton as our independent registered public accounting firm for 2026. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our shareholders’ best interests.

INDEPENDENT ACCOUNTANTS

General

The Audit Committee has appointed Grant Thornton as our independent accountants to perform an integrated audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting for 2026. Grant Thornton has served as our independent accountants since their appointment by the Audit Committee on July 20, 2005, and acted as our independent accountants in 2025 to audit the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Representatives of Grant Thornton are expected to be present at the Annual Meeting to respond to questions from the shareholders and will be given the opportunity to make a statement.

Fees Paid to Independent Accountants

The following table provides a summary of the aggregate fees billed by Grant Thornton for 2025 and 2024.

(In millions)
Description	2025	2024
Audit fees (a)	$1.1	$1.1
Audit-related fees (b)	0.4	0.7
Tax fees	—	—
All other fees	—	—
Total fees	$1.5	$1.8

(a)Includes fees for the audit of our annual consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, and the review of our interim consolidated financial statements.

(b)Includes fees for agreed-upon procedures for our debt, climate-related compliance, the audit of our employee benefit plan, and comfort letter procedures.

The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of Grant Thornton and satisfied itself as to the maintenance of Grant Thornton’s independence.

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit services and all non-audit services that our independent accountants are permitted to perform for us under applicable federal securities regulations. The Audit Committee’s policy utilizes an annual review and general pre-approval of certain categories of specified services that may be provided by the independent accountants, up to predetermined fee levels. Any proposed service not qualifying as a pre-approved specified service, and pre-approved services exceeding the predetermined fee levels, require further specific pre-approval by the Audit Committee. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit and non-audit services proposed to be performed by the independent accountants. All services provided by our independent accountants were pre-approved by the Audit Committee. The policy has not been waived in any instance.

OTHER BUSINESS MATTERS

The only matters that management intends to present to the Annual Meeting are set forth in the Notice of Annual Meeting of Shareholders. Management knows of no other matters that will be brought before the Annual Meeting by any other person. If, however, any other matters are properly brought before the Annual Meeting, the persons named on the form of proxy intend to vote on such matters in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS AND NOMINEES FOR 2027 ANNUAL MEETING

Proposals by shareholders that are intended to be presented at the 2027 Annual Meeting must be submitted to our Secretary and received at our principal executive offices no later than December 29, 2026 to be considered for inclusion in our proxy materials for the 2027 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act.

Our bylaws establish an advance notice procedure for director nominations and other proposals that are not submitted for inclusion in our proxy materials pursuant to Rule 14a‑8 under the Exchange Act, but that a shareholder instead wishes to present directly at an annual meeting of shareholders of the Company. Under these procedures, for such a proposal or nomination to be presented by a shareholder at the 2027 Annual Meeting, the shareholder must provide us with written notice of such proposal or nomination not earlier than February 10, 2027, and not later than March 12, 2027. For the 2027 Annual Meeting, March 12, 2027 is the date after which notice of a shareholder proposal submitted outside the processes of Rule 14a‑8 under the Exchange Act will be considered untimely for purposes of Rule 14a‑4(c) under the Exchange Act.

In addition, under the SEC’s universal proxy rules, a shareholder intending to solicit proxies in support of director nominees other than the Company’s nominees for the 2027 Annual Meeting, must provide notice to the company in accordance with Rule 14a-19 under the Exchange Act no later than April 11, 2027, except that, if the 2027 Annual Meeting is called for a date that is more than 30 days before or more than 30 days after the first anniversary of the Annual Meeting, then such notice must be provided by the later of 60 days prior to the date of the 2027 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2027 Annual Meeting is first made by the Company. The notice requirements under the SEC’s universal proxy rules are in addition to the applicable advance notice requirements under our bylaws as described above.

SHAREHOLDERS SHARING THE SAME ADDRESS

SEC rules permit the delivery of only one copy of a company’s Notice of Internet Availability of Proxy Materials, annual report to shareholders and proxy statement, as applicable, to multiple shareholders who share the same address (or, in the case of the Notice of Internet Availability of Proxy Materials, the delivery in a single envelope of separate notices for each such shareholder sharing the same address), unless contrary instructions have been received from one or more of those shareholders. This delivery method, called “householding,” can reduce the costs associated with printing and mailing of proxy materials. We will not be using householding in delivering proxy materials for the Annual Meeting to our shareholders of record, but a number of intermediaries, such as brokers, with account holders that own shares of Common Stock held in street name will be householding our proxy materials for the Annual Meeting to their account holders that have given their express or implied consent to that method of delivery.

We will deliver promptly upon written or oral request a separate copy of the Notice of Internet Availability of Proxy Materials for the Annual Meeting, our 2025 annual report or our proxy statement for the Annual Meeting, as applicable, to a shareholder at a shared address to which a single copy of such document or documents was delivered. To receive a separate copy, please call Broadridge Financial Solutions, Inc. at (866) 540-7095 or write Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

Generally, if your shares of Common Stock are held in street name, once you have received notice from your broker or other intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our Notices of Internet Availability of Proxy Materials, annual reports to shareholders or proxy statements, as applicable, in the future, please notify your broker or other intermediary.

Shareholders that own shares of Common Stock held in street name and that share an address and are receiving multiple copies of our annual reports to shareholders, proxy statements or Notices of Internet Availability of Proxy Materials, but would like to receive a single copy, may request delivery of a single copy of those documents by contacting their broker or other intermediary.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 will be furnished without charge to any shareholder of record or beneficial owner of Common Stock upon written request to our Secretary at the address on the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.

By Order of the Board of Directors,
Erin J. Kerber
Secretary

April 28, 2026

credit acceptance

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2026 Annual Meeting Proxy Card

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A Proposals — The Board recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Kenneth S. Booth	☐	☐	02 - Glenda J. Flanagan	☐	☐	03 - Vinayak R. Hegde	☐	☐
04 - Sean E. Quinn	☐	☐	05 - Thomas N. Tryforos	☐	☐	06 - Scott J. Vassalluzzo	☐	☐

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2026 Annual Meeting Admission Ticket

Credit Acceptance Corporation 2026 Annual Meeting of Shareholders

Wednesday, June 10, 2026, 8:00 a.m. Eastern time
Credit Acceptance Corporation
25505 West Twelve Mile Road, Southfield, Michigan 48034

Upon arrival, please present this admission ticket and photo identification at the registration desk.

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Credit Acceptance Corporation

Notice of 2026 Annual Meeting of Shareholders

25505 West Twelve Mile Road, Southfield, Michigan 48034
Proxy Solicited by Board of Directors for Annual Meeting — June 10, 2026

The undersigned hereby constitutes and appoints Erin J. Kerber, as attorney and proxy, with full power of substitution, to vote all the shares of Common Stock of Credit Acceptance Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on June 10, 2026 at 8:00 a.m., Eastern Time, and at any adjournments or postponements thereof, upon all matters properly coming before the meeting including, without limitation, those set forth in the related Notice of Meeting and Proxy Statement. This Proxy, when properly executed, will be voted in the manner directed. **IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3.** In their discretion, to the extent permitted by law, the proxies are also authorized to vote upon such other matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated April 28, 2026 is unable to serve or, for good cause, will not serve. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated April 28, 2026, and the 2025 Annual Report to Shareholders, and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

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